Exhibit 10.1

CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is dated the 9th day of February, 2026.

B E T W E E N:

NexMetals Mining Corp.

(hereinafter referred to as the “Company” or “NEXM”)

– and –

Morgan Lekstrom

of the City of Vancouver in the Province of British Columbia

(hereinafter referred to as “Consultant”)

WHERAS:

A.	The Consultant has served as a member of the Company’s board of directors (the “Board”) since March 18, 2025;

B.	Pursuant to the terms and conditions of a Transition Agreement between the Consultant and the Company dated December 13, 2025 (the “Transition Agreement”), the Consultant and the Company agreed, among other things, that in certain circumstances (as set out in the Transition Agreement), the Company would provide the Consultant with the opportunity to provide consulting services to the Company following his term as a member of the Board pursuant to the terms of a consulting services agreement which would allow the Company, on an as-needed basis, to request the services of the Executive;

C.	Pursuant to the terms of an Agreement dated January 15, 2026, the Company and the Consultant agreed to the form of the consulting services agreement to be used;

D.	The Consultant has chosen to resign from the Board; and

OR

A majority of Board members have voted in favour of a resolution requesting that the Consultant resign from the Board; and

E.	Pursuant to the terms of the Transition Agreement, the Company has provided the Consultant with the opportunity to provide consulting services to the Company and the Consultant desires to provide such consulting services to the Company. upon the terms and conditions contained in this consulting services agreement (this “Agreement”).

NOW THEREFORE it is hereby agreed as follows:

1.	Engagement and Acceptance of Duties

(a)	NEXM agrees to engage Consultant to provide advisory services as agreed to by NEXM and Consultant from time to time (“Services”), and Consultant agrees to accept such engagement.

(b)	Consultant agrees that all Services are to be performed by Consultant unless otherwise previously agreed to by NEXM in writing, and Consultant agrees to cause all individuals of Consultant providing Services to abide by the terms and conditions of this Agreement. Consultant agrees to be liable for any and all breaches of this Agreement by any and all individuals of Consultant providing Services hereunder.

(c)	Consultant is being engaged by NEXM as an independent contractor only. Nothing in this Agreement will or will be deemed, directly or indirectly, to constitute the parties as being partners, joint-venturers or in an employment relationship.

(d)	During the term of this Agreement, Consultant will report to the Chief Executive Officer of NEXM or to such other person that the Chief Executive Officer of NEXM determines.

(e)	Consultant shall ensure that Consultant is not at any time engaged in conduct which would constitute a conflict with the interests of NEXM, its subsidiaries, related companies and related corporations and any person related to any of the foregoing (within the meaning of the Income Tax Act (Canada)) (collectively, “NEXM Entities”). Consultant will, in the performance of Consultant’s duties, diligently, faithfully and honestly serve NEXM during the term of this Agreement, shall use Consultant’s best efforts to promote the interests of the NEXM Entities, and will perform such duties that are essential or conducive to efficient management in accordance with the rules and policies of NEXM.

(f)	NEXM acknowledges that Consultant provides and shall continue to provide services to other companies, provided that such services do not interfere or conflict with the performance of the duties and responsibilities undertaken in this Agreement.

2.	Compensation

In consideration of Consultant providing the Services, NEXM agrees to pay Consultant an hourly feeof CA$500.00 for providing the Services (the “Fees”) for the term of this Agreement.

All Fees accruing to Consultant hereunder shall be invoiced and paid monthly. All amounts due to Consultant hereunder are payable 10 days following the date the applicable invoice is received by NEXM.

3.	Expenses

Expenses will only be reimbursed by NEXM if such expenses have first been pre-approved by NEXM. NEXM shall pay for or reimburse Consultant for all reasonable, ordinary and necessary expenses incurred by Consultant in the ordinary course of Consultant’s engagement upon presentation by Consultant to NEXM of proper accounts, statements, invoices or receipts for such items, pursuant to NEXM’s travel and expense policies.

4.	NEXM Policies

Consultant agrees to abide by any and all NEXM policies applicable to Consultant.

5.	Deductions and Indemnity

NEXM has no responsibility to make deductions for, or to pay, benefits, health, welfare and pension costs, withholdings for income taxes, employment insurance premiums, workplace safety and insurance premiums, Canada Pension Plan premiums, payroll taxes, disability insurance premiums or other similar charges with respect to Consultant and Consultant covenants and agrees to be fully responsible for all such matters and shall indemnify NEXM for any costs incurred by NEXM arising as a result of Consultant’s failure to make such payments or remittances or NEXM’s omission in not making such deductions.

6.	Hours of Work

Consultant agrees to work such hours as are reasonably necessary in order for Consultant to perform its duties under this Agreement.

7.	Confidential Information

(a)	“Confidential Information” for purposes of this Agreement includes, without limitation, any confidential, proprietary or trade secret information about the NEXM Entities or as disclosed by any of the NEXM Entities pursuant to this Agreement, whether such information is oral or in writing or in any other fixed form, including information concerning any confidential data, business plans, business opportunities, goals and objectives, finances, research, developments, know-how, personnel or third party confidential information, customer information and related technical and business matters. Consultant acknowledges that certain of the material and information made available to Consultant by NEXM Entities in the performance of Consultant’s duties will be Confidential Information. Consultant recognizes that the Confidential Information is the sole and exclusive property of NEXM, and Consultant shall use Consultant’s best efforts and exercise utmost diligence to protect and maintain the confidentiality of the Confidential Information. Consultant shall not, directly or indirectly, use for itself or another, or disclose to another, any Confidential Information, whether or not acquired, learned, obtained or developed by Consultant alone or in conjunction with others, except as such disclosure or use may be required in connection with Consultant’s engagement or as may be consented to in writing by NEXM.

(b)	The Confidential Information is and shall remain the sole and exclusive property of NEXM regardless of whether such information was generated by Consultant or by others, and Consultant agrees that upon termination of this Agreement Consultant shall deliver promptly to NEXM all such tangible parts of the Confidential Information including records, data, notes, reports, proposals, client lists, correspondence, materials, marketing or sales information, computer programs, equipment, or other documents or property which are in the possession or under the control of Consultant without retaining copies thereof.

(c)	Consultant further covenants and agrees with NEXM that all instructions, drawings, notes, memoranda, inventions, patents and other industrial property relating to the business of the NEXM Entities made or conceived by it during the term hereof or which may come into Consultant’s possession and which relate to or embody any of the information, trade secrets or know-how referred to in this Agreement or any research done for NEXM shall be the exclusive property of NEXM.

(d)	Each of the foregoing obligations of Consultant in this clause shall also apply to any confidential information of customers, joint venture parties, contractors and other entities, of any nature whatsoever, with whom NEXM Entities have business relations.

(e)	Consultant shall not be liable for the disclosure or use of any of the Confidential Information to the extent that the Confidential Information:

(i)	is or has become generally available to the public;

(ii)	is or has been available to Consultant on a non-confidential basis prior to its being provided to Consultant by or on behalf of a NEXM Entity;

(iii)	is or has become available to Consultant on a non-confidential basis from any source (other than a NEXM Entity), provided that such source is not bound by a confidentiality or similar agreement with a NEXM Entity or any other person in respect of such information; or

(iv)	is required by law to be made available by Consultant on a non-confidential basis.

(f)	The covenants and agreements contained in this clause shall survive the termination of this Agreement and the consulting relationship with NEXM for an indefinite period.

8.	Title to Intellectual Property

For the purposes of this Agreement, “Intellectual Property” means all right, title, interest and benefit in and to all registered or unregistered world-wide trademarks, trade or brand names, service marks, commercial names and designations, copyrights, copyright applications, patents, inventions in all fields of human endeavour (which may or may not be patented), designs (including industrial designs and layout designs of semiconductor integrated circuits and integrated circuit topography), discoveries, concepts, improvements to inventions (whether patentable or not), licences, sub-licences, franchises, formulae, processes, proprietary information, ideas, plans, concepts, technical information, know-how, trade secrets, scientific discoveries, technology, technical data, source code, schematics, computer rights, proprietary business plans and related deal structures, and other intellectual or industrial property.

Consultant covenants and agrees with NEXM that Consultant will fully and freely communicate to NEXM, and Consultant hereby assigns to NEXM, all rights to Intellectual Property (“Intellectual Property Rights”) conceived or created by Consultant as a result of providing services pursuant to this Agreement. Consultant will, at the expense of NEXM if necessary, at all times (both during the term of this Agreement and at all times thereafter) assist NEXM or its respective assignees or nominees in every way to protect the rights of NEXM under this Agreement. Consultant will not disclose to any person, firm or company or use any such Intellectual Property Rights for Consultant’s own purposes or for any purposes other than those of NEXM. Consultant agrees to waive any moral rights in respect of the foregoing.

9.	Term and Termination

(a)	This Agreement will terminate on November 18, 2026.

(b)	NEXM may terminate this Agreement and Consultant’s engagement immediately upon the occurrence of any act or omission of Consultant which constitutes grounds for dismissal of an employee for just cause as that term is interpreted by the applicable employment and labour laws.

(c)	Consultant may terminate this Agreement and Consultant’s engagement by providing two (2) weeks’ notice of termination.

(d)	Upon termination of this Agreement:

(i)	NEXM’s obligations to Consultant under this Agreement shall terminate except for NEXM’s obligation to pay Consultant’s compensation and expenses in accordance with the terms of this Agreement, to the date of termination;

(ii)	Consultant’s obligations to NEXM under this Agreement shall terminate except those obligations which are specifically expressed to survive the termination of this Agreement; and

(iii)	The terms of the Transition Agreement shall continue to govern.

10.	Governing Law

This Agreement shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

11.	Severability

If any provision of this Agreement, or the application of such provision to any person or in any circumstance, shall be determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, and the application of such provision to any person in any circumstance other than that to which it is held to be invalid, illegal or unenforceable, shall not be affected thereby.

12.	Amendments

Any amendments to this Agreement must be in writing and signed by both parties hereto.

13.	Time of Essence

Time shall be of the essence in this Agreement.

14.	Entire Agreement

Subject to the terms of the Transition Agreement (and the corresponding Full and Final Release and Indemnity) this is the entire agreement between NEXM and Consultant with respect to the engagement of Consultant by NEXM and supersedes any prior agreements with respect to such engagement or employment whether written or oral.

15.	Notices

(a)	All notices, requests, claims, demands and other communications hereunder must be in writing and are sufficiently given if delivered personally, by registered mail (postage pre-paid, return receipt requested), by a recognized international overnight delivery service or by email directed as follows:

(i)	to NEXM:

NexMetals Mining Corp.

Attention: Chief Executive Officer

1111 West Hastings Street, 15th Floor

Vancouver, British Columbia V6E 2J3

Email: ceo@nexmetalsmining.com

(ii)	to Consultant:

Morgan Lekstrom

3123-595 Burrard St, Vancouver, BC

Email: morgan@allmineconsulting.com

(b)	Each such notice, request, claim, demand or other communication is deemed to have been received upon the earliest to occur of (i) actual delivery, (ii) in the case of registered mail, five (5) days after being deposited in the mail addressed as aforesaid, (iii) in the case of email on the next Business Day following the date of transmission (provided that the original of such notice, request, claim, demand or other communication is promptly sent by overnight delivery service as aforesaid) and (iv) in the case of overnight delivery service, one (1) Business Day after being sent addressed as aforesaid. The Parties may designate additional mailing addresses or email addresses for particular communications as required from time to time, and may change any address, facsimile number or email address upon five (5) Business Days’ prior written notice thereof.

16.	No Waiver

The failure of any party to insist upon the strict performance of a covenant or obligation hereunder, irrespective of the length of time for which such failure continues, shall not be a waiver of such party’s right to demand strict performance in the future. No consent or waiver, express or implied, to or of any breach or default in the performance of any covenant or obligation hereunder shall constitute a consent or waiver to or of any breach or default in the performance of the same or any other obligation hereunder.

17.	Assignment

This Agreement is personal in nature and may not be assigned by Consultant. NEXM may assign this Agreement to NEXM Entities and, for greater certainty, to any company or organization where NEXM is the controlling stakeholder.

18.	Enurement

This Agreement shall be binding upon and shall enure to the benefit of each of the parties hereto and Consultant’s respective permitted successors and assigns or legal personal representatives, as the case may be.

IN WITNESS WHEREOF the parties hereto have signed this Agreement as of the day and year first above written.

NEXMETALS MINING CORP.

by	/s/ Paul Martin	/s/Morgan Lekstrom
Name:	Paul Martin	Morgan Lekstrom
Title:	Chairman